Exhibit 11


                       PERCEPTRON, INC. AND SUBSIDIARIES

EXHIBIT 11, STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

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

                                                    Earnings Per Share           Earnings Per Share
                                               Three Months Ended June 30,   Six Months Ended June 30,
                                               --------------------------    -------------------------
                                                 1996              1995        1996             1995
                                               --------          -------     --------          -------
A.  Net Income                                 $2,093,000       $1,914,000   $3,295,000     $2,647,000
                                                ---------        ---------    ---------      ---------
    Weighted average number of common shares
      outstanding                               6,891,308        6,470,558    6,823,955      6,460,952

    Effect of the issuance of stock options
      and assumed exercise of stock options
      at prices which are lower than the
      average market price of the common
      shares during the period, using the
      treasury stock method                       785,960         655,581       759,292        640,488

B.  Weighted average number of common shares
      and common equivalent shares for
      primary earnings per share                7,677,268       7,126,139     7,583,247      7,101,440
                                               ----------      ----------    ----------     ----------

    Weighted average number of common shares
      outstanding                               6,891,308       6,470,558     6,823,955      6,460,952

    Effect of the issuance of stock options
      and assumed exercised of stock options
      at prices which are lower than the market
      price of the common shares at the
      end of the period, using the treasury
      stock method                                825,855         724,515       869,909        720,945

C.  Weighted average number of common shares
      and common equivalent shares for fully
      diluted earnings per share                7,717,163       7,195,073     7,693,864      7,181,897
                                               ----------      ----------    ----------     ----------

    Primary earnings per share (A/B)           $      .27      $      .27    $      .43     $      .37
                                               ==========      ==========    ==========     ==========
    Fully diluted earnings per share (A/C)     $      .27      $      .27    $      .43     $      .37
                                               ==========      ==========    ==========     ==========
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